     As filed with the Securities and Exchange Commission on August 9, 2002
                                                              File No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                    PROLOGIS
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MARYLAND                                     74-2604728
  (STATE OR OTHER JURISDICTION              (I.R.S. EMPLOYER IDENTIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)

         14100 EAST 35TH PLACE                             80011
            AURORA, COLORADO                             (ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (303) 375-9292

                                    PROLOGIS
                          1997 LONG-TERM INCENTIVE PLAN
                            (FULL TITLE OF THE PLAN)

                             EDWARD S. NEKRITZ, ESQ.
              SECRETARY, SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              14100 EAST 35TH PLACE
                             AURORA, COLORADO 80011
                                 (303) 375-9292
                               (AGENT FOR SERVICE)

                                   ----------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================

                                                          Proposed Maximum    Proposed Maximum
    Title of Securities to be          Amount to be        Offering Price        Aggregate            Amount of
           Registered                   Registered         Per Share(1)      Offering Price(1)     Registration Fee
---------------------------------- --------------------- ------------------- ------------------- ---------------------
Common Shares of Beneficial
Interest, par value $.01 per            8,000,000             $24.645          $197,160,000          $18,138.72
share (including related
preferred share purchase rights)
======================================================================================================================

  (1) Estimated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices for the Common Shares as reported on the New York Stock Exchange on August 6, 2002.
================================================================================

                                EXPLANATORY NOTE

         This Registration Statement is being filed to increase the number of shares available under the ProLogis 1997 Long-Term Incentive Plan, as amended (the "Plan"). On June 12, 2002, the shareholders of ProLogis, a Maryland real estate investment trust ("ProLogis"), following approval by ProLogis' Board of Trustees, approved an amendment to the Plan to increase by 8,000,000 the number shares available for award thereunder. As a result, there are an aggregate of 22,600,000 common shares of beneficial interest (190,000 of which are allocated to the ProLogis 401(k) Savings Plan and Trust) of ProLogis available for award under the Plan. The contents of the Registration Statements of Form S-8 (File Nos. 333-31421 and 333-70274) relating to the Plan are incorporated herein by reference. To the extent that the Items contained in such Registration Statements have not changed, they are omitted from this Registration Statement.

                                     Part II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 4, Section 10 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

         "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

         Article 4, Section 11 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

         "The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings."

         Article 8, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of officers and employees:

         "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money, damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

         Article 8, Section 2 of the Declaration of Trust provides as follows with respect to the indemnification of officers and employees:

         "The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit pan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in condition with any such proceedings."

         ProLogis has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement by all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under
Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its Trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on August 9, 2002.

                                       PROLOGIS

                                       By   /s/ K. Dane Brooksher
                                            -----------------------------------
                                            K. Dane Brooksher
                                            Chairman and Chief Executive Officer



                            SPECIAL POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis, hereby constitutes and appoints K. Dane Brooksher, M. Gordon Keiser, Jr., Luke
A. Lands, and Edward S. Nekritz, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               Signature                                      Title                                  Date
               ---------                                      -----                                  ----
/s/ K. Dane Brooksher                         Chairman, Chief Executive Officer and             August 9, 2002
------------------------------------          Trustee
         K. Dane Brooksher

/s/ Irving F. Lyons III                       Vice-Chairman, Chief Investment                   August 9, 2002
------------------------------------          Officer and Trustee
         Irving F. Lyons III

/s/ Walter C. Rakowich                        Chief Financial Officer and Managing              August 9, 2002
------------------------------------          Director
         Walter C. Rakowich

/s/ Luke A. Lands                             Senior Vice President and Controller              August 9, 2002
------------------------------------
            Luke A. Lands

/s/ Shari J. Jones                            Vice President                                    August 9, 2002
------------------------------------          (Principal Accounting Officer)
           Shari J. Jones

/s/ Stephen L. Feinberg                       Trustee                                           August 9, 2002
------------------------------------
         Stephen L. Feinberg

/s/ George L. Fotaides                        Trustee                                           August 9, 2002
------------------------------------
         George L. Fotaides

/s/ Donald P. Jacobs                          Trustee                                           August 9, 2002
------------------------------------
          Donald P. Jacobs

/s/ Kenneth N. Stensby                        Trustee                                           August 9, 2002
------------------------------------
         Kenneth N. Stensby

/s/ Andre Teixeira                            Trustee                                           August 9, 2002
------------------------------------
           Andre Teixeira

/s/ Neelie Kroes                              Trustee                                           August 9, 2002
------------------------------------
            Neelie Kroes

/s/ William D. Zollars                        Trustee                                           August 9, 2002
------------------------------------
         William D. Zollars

MFS Heritage Trust Company ("MHTC") acts solely as a directed trustee for the ProLogis 401(k) Savings Plan and Trust ("Plan"). ProLogis, the Plan administrator of the Plan, has directed MHTC to sign the Registration Statement. MHTC has not independently reviewed the contents of this Registration Statement and is not responsible for its accuracy.

MFS HERITAGE TRUST, as trustee of the ProLogis 401(k) Savings Plan and Trust


By:/s/ Robert T. Burns
   ---------------------------------
Name:  Robert T. Burns
Title:  Senior Vice President

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
4.1               Articles of Amendment and Restatement of ProLogis
                  (incorporated by reference to Exhibit 3.1 to ProLogis' Form
                  10-Q for the period ending June 30, 1999)

4.2               Amendment to Articles of Amendment and Restatement of ProLogis
                  (incorporated by reference to Exhibit 99.1 ProLogis' Form 8-K dated May 30, 2002)

4.2 Amended and Restated Bylaws of ProLogis (incorporated by reference to Exhibit 3.2 to ProLogis' Form 10-Q for the period ending June 30, 1999)

4.3               Rights Agreement, dated as of December 31, 1993, between
                  ProLogis and State Street Bank and Trust Company, as Rights
                  Agent, including form of Rights Certificate (incorporated by reference to Exhibit 4.4 to ProLogis' registration statement
                  No. 33-78080)

4.4               First Amendment to Rights Amendment, dated as of February 15,
                  1995, between ProLogis, State Street Bank and Trust Company and The First National Bank of Boston, as successor Rights
                  Agent (incorporated by reference to Exhibit 3.1 to ProLogis'
                  Form 10-Q for the quarter ended September 30, 1995)

4.5               Second Amendment to Rights Agreement, dated as of June 22,
                  1995, between ProLogis, State Street Bank and Trust Company and The First National Bank of Boston (incorporated by reference to Exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

4.6 Third Amendment to Rights Agreement, dated October 11, 2001, among ProLogis, Fleet National Bank and EquiServe Trust
                  Company, N.A. (incorporated by reference to Exhibit 4.1 to
                  ProLogis' Form 10-Q for the quarter ended September 30, 2001)

4.7               Form of share certificate for Common Shares of Beneficial
                  Interest of ProLogis (incorporated by reference to Exhibit 4.4 to ProLogis' registration statement No. 33-73382)

4.8               ProLogis 1997 Long-Term Incentive Plan (as Amended and
                  Restated effective as of May 18, 2000 (incorporated by reference to Exhibit 10.1 to ProLogis' Form 10-Q for the quarter ended June 30, 2000)

5                 Opinion of Mayer, Brown, Rowe & Maw

15                Letter regarding unaudited interim financial information

23.1 Consent of Arthur Andersen LLP (After reasonable efforts to obtain the Consent of Arthur Andersen LLP, ProLogis has not been able to obtain such consent. Pursuant to Rule 437a promulgated under the Securities Exchange Act of 1933, as amended, ProLogis may dispense with the requirement that the Consent of Arthur Andersen LLP be filed with this Registration
                  Statement. While the extent of any resulting limitations on recovery by investors is unclear, the lack of a currently dated consent could limit the time within which any such actions by investors against Arthur Andersen LLP for liabilities arising under Section 11 of the Securities Act of 1933, as amended, must be brought.)

23.2              Consent of KPMG LLP, Stockholm, Sweden

23.3              Consent of KPMG LLP, New York, New York

23.4 Consent of Mayer, Brown, Rowe & Maw (included in its opinion filed as Exhibit 5 hereto)

24                Power of Attorney (included on the signature page hereto)